Exhibit 99.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Nicola Cotugno, Raffaele Grandi and Domingo Valdés P. to act as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all such capacities, to sign any Rule 13e-3 Transaction Statement on Schedule 13E-3 and any and all amendments and supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Herman Chadwick Herman Chadwick	Chairman of the Board of Directors	January 30, 2018

/s/ Giulio Fazio Giulio Fazio	Director	January 31, 2018

/s/ Salvatore Bernabei Salvatore Bernabei	Director	January 30, 2018

/s/ Pablo Cabrera Pablo Cabrera	Director	January 30, 2018

/s/ Fernán Gazmuri Fernán Gazmuri	Director	January 30, 2018

/s/ Gerardo Jofré Gerardo Jofré	Director	January 30, 2018

/s/ Vicenzo Ranieri Vicenzo Ranieri	Director	January 30, 2018